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EXHIBIT 99(c)


                              HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)
                                 (in thousands)

                                                                       39 WEEKS ENDED
                                                             OCT 28, 1995           OCT 29, 1994
                                                            --------------         --------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES

Net earnings                                                 $      3,901           $     29,283
Adjustments to reconcile earnings to net cash provided by
    operating activities:
    Unusual charges                                               (23,220)                (3,949)
    Depreciation and amortization                                  43,115                 38,395
    Deferred income taxes                                           1,954                  6,274
    Deferred rent expense                                           1,486                   (346)
                                                            --------------         --------------
                                                                   27,236                 69,657
                                                            --------------         --------------

CHANGE IN OPERATING ASSETS AND LIABILITIES

Merchandise inventories                                           (19,946)              (111,862)
Other current assets                                               (2,133)               (24,415)
Accounts payable and accrued expenses                              58,455                 89,595
Income taxes payable                                               (2,643)                 5,732
                                                            --------------         --------------
                                                                   33,733                (40,950)
                                                            --------------         --------------

NET CASH FLOWS PROVIDED FROM OPERATIONS                            60,969                 28,707
                                                            --------------         --------------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES

Expenditures for property, furniture, equipment and other
    assets, net of disposals                                      (88,449)              (128,220)
Marketable securities:
    Purchases                                                    (162,628)              (203,607)
    Proceeds from sales                                           194,333                215,997
                                                            --------------         --------------

NET CASH USED IN INVESTING ACTIVITIES                             (56,744)              (115,830)
                                                            --------------         --------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Net proceeds from sale and leaseback transaction                        -                 99,295
Dividends paid to stockholders                                     (4,248)                (4,221)
Stock options exercised                                                74                  2,284
Other                                                              (1,512)                (2,641)
                                                            --------------         --------------

NET CASH FROM (USED IN) FINANCING ACTIVITIES                       (5,686)                94,717
                                                            --------------         --------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   (1,461)                 7,594

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                     26,252                 19,675
                                                            --------------         --------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                   $     24,791           $     27,269
                                                            ==============         ==============

SUPPLEMENTAL INFORMATION
    Cash payments for income taxes                           $     3,082            $      3,456
    Cash payments for interest, net of amount capitalized    $    23,718            $     19,473

See notes to consolidated financial statements.







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